Exhibit 10.3
GENERAL CONDITIONS OF THE CONTRACT
FOR CONSTRUCTION
TABLE OF ARTICLES

1.	Contract Documents
2.	Architect
3.	Owner
4.	Contractor
5.	Subcontractors
6.	Work by Owner or by Separate Contractors
7.	Miscellaneous Provisions
8.	Time
9.	Payments and Completion
10.	Protection of Persons and Property
11.	Insurance
12.	Changes in the Work
13.	Uncovering and Correction of Work
14.	Termination of Contract
15.	Resolution of Claims
16.	Hazardous Materials

Clayco / Financial Services	GENERAL CONDITIONS	TABLE OF ARTICLES

GENERAL CONDITIONS OF THE CONTRACT FOR CONSTRUCTION
ARTICLE 1
CONTRACT DOCUMENTS
1.1 DEFINITIONS
1.1.1 The Contract
The Contract Documents form the Contract for Construction. This Contract represents the entire and integrated agreement between the parties hereto and supersedes all prior negotiations, representations, or agreements, either written or oral. The Contract may be amended or modified only by a Modification as defined in Subparagraph 1.1.2. Nothing contained in the Contract Documents shall create any contractual relationship between the Owner and the Architect, or the Owner and any Subcontractor or Sub-subcontractor or between the Contractor and Architect. References to the “Agreement” shall mean and refer to the specifically modified Agreement between Owner and Contractor.
1.1.2 The Contract Documents
The Contract Documents consist of the Agreement, the General Conditions of the Contract, all Drawings, Specifications, and all Modifications issued after execution of the Contract. A Modification is (1) a written amendment to the Contract signed by all parties, (2) a Change Order, (3) a written interpretation issued by the Architect, and (4) a written order for a minor change in the Work issued by the Architect pursuant to Paragraph 12.4.
1.1.3 The Work
The Work comprises the completed construction required by the Contract Documents and includes all labor necessary to produce such construction, and all materials and equipment incorporated or to be incorporated in such construction.
1.1.4 The Project
The Project is the total construction of which the Work performed under the Contract Documents may be whole or a part, and which may include construction by the Owner or by Separate Contractors.
1.1.5 The Drawings and Specifications
The Drawings and Specifications have been reviewed and accepted by the Owner prior to the execution of the Contract. These Drawings and Specifications fully define the scope of the Work to be performed by Contractor and are not subject to further review by the Owner or the Owner’s Construction Inspector as to the scope of the Work required under the Contract Documents. These Drawings and Specifications are subject to change as to the scope of the Work with an appropriate adjustment in the Contract Sum as provided herein. In addition, the Architect from time to time may issue Supplemental Drawings or Field Orders further defining these Drawings and Specifications, as the Architect deems necessary.

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1.1.6 The Owner’s Construction Inspector
Owner may appoint, at Owner’s expense, a Construction Inspector to act as the Owner’s representative during construction on questions concerning Contractor’s compliance with the Contract Documents, The Owner may at any time, or from time to time, designate any person or organization to act as Owner’s Construction Inspector by notifying the Contractor in writing of such designation. Such designation shall be effective upon receipt of such notice by the Contractor. Any such designation may be withdrawn or terminated by Owner at any time by notice to Contractor.
1.2 EXECUTION, CORRELATION AND INTENT
1.2.1 The Agreement shall be signed by the Owner and Contractor.
1.2.2 By executing the Contract, Contractor represents that it has visited the site, familiarized itself with the local conditions under which the Work is to be performed, and correlated its observations with the requirements of the Contract Documents.
1.2.3 The intent of the Contract Documents is to include all items necessary for the proper execution and completion of the Work. The Contract Documents are complementary, and what is required by any one shall be as binding as if required by all. Work not covered in the Contract Documents will not be required unless it is consistent therewith and is reasonably inferable therefrom as being necessary to produce the indicated results. Words and abbreviations which have well-known technical or trade meanings are used in the Contract Documents in accordance with such recognized meanings.
1.2.4 The organization of the Specifications into divisions, sections and articles, and the arrangement of Drawings shall not control Contractor in dividing the Work among Subcontractors or in establishing the extent of Work to be performed by any trade.
1.3 OWNERSHIP AND USE OF DOCUMENTS
1.3.1 (There is no Subparagraph 1.3.1) .
1.3.2 All Drawings, Specifications and all copies thereof furnished by the Architect under the Contract, are and shall remain its property and are not to be used on any other project. With the exception of one copy and electronic files of all such Drawings to be used by the Owner exclusively for this project in reference to service, maintenance and repairs. Specifications and any other documents prepared by the Architect which are a part of the Contract for each party, all other copies of such documents are to be returned to the Architect at the completion of the Work.

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ARTICLE 2
ARCHITECT
2.1 DEFINITION
2.1.1 The Architect is the person or organization authorized to practice architecture in the State where the Project is located and who is responsible for the preparation of and who has signed the Drawings and Specifications for the Project identified in the Contract between the Owner and Contractor, he is the Architect of Record for the Project. The Owner recognizes that the Architect is an affiliate of Contractor. The term Architect means the Architect or its authorized representative.
2.2 ADMINISTRATION OF THE CONTRACT
2.2.1 The Architect will visit the site periodically to determine in general if the Work is proceeding in accordance with the Contract Documents. However, the Architect will not be required to make exhaustive or continuous on-site observations to check the quality or quantity of the Work.
2.2.2 The Architect will not be responsible for and will not have control or charge of construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the Work, and will not be responsible for Contractor’s failure to carry out the Work in accordance with the Contract Documents. The Architect will not be responsible for or have control or charge over the acts or omissions of Contractor, Subcontractors, or any of their agents or employees, or any other persons performing any of the Work.
2.2.3 The Architect and the Owner’s Construction Inspector shall at all times have access to the Work wherever it is in preparation and progress. Contractor shall provide reasonable facilities for such access so the Architect and the Owner’s Construction Inspector may perform their functions under the Contract Documents.
2.2.4 The Architect shall furnish interpretations and clarifications of the drawings and specifications, by means of additional drawings, addenda or otherwise, as are necessary for the proper execution and progress of the Project.
2.2.5 The Architect’s decisions in matters relating to artistic effect will be final if consistent with the intent of the Contract Documents.
2.2.6 (There is no Subparagraph 2.2.6.)
2.2.7 The Architect will review and approve or take other appropriate action upon Contractor’s submittals such as Shop Drawings, Product Data and Samples, but only for conformance with the design concept of the Work and with the information given in the Contract Documents. The Architect’s approval of a specific item shall not indicate approval of an assembly of which the item is a component.

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2.2.8 The Architect shall assist Contractor in conducting observations to determine the dates of Substantial Completion and final completion.
2.2.9 The Architect may provide one or more Project Representatives to assist the Architect in carrying out its responsibilities at the site.
2.2.10 In the event of the resignation, refusal or inability to act of the Architect, or if for any other reason Contractor decides to do so, Contractor may designate another architect (who must be licensed to practice in the State in which the Project is located, and who may be an employee of Contractor, or otherwise affiliated with Contractor), as the Architect for purposes of the Contract.
ARTICLE 3
OWNER
3.1 DEFINITION
3.1.1 The Owner is the person or entity identified as such in the Agreement and is referred to throughout the Contract Documents as if singular in number and masculine in gender. The term Owner means the Owner or its authorized representative.
3.2 INFORMATION AND SERVICES REQUIRED OF THE OWNER
3.2.1 The Owner shall, at the request of Contractor, at the time of execution of the Agreement, furnish to Contractor reasonable evidence that he has made financial arrangements to fulfill its obligations under the Contract. Unless such reasonable evidence is furnished, Contractor is not required to commence the Work. The Owner shall disclose all information known to the Owner regarding the presence of hazardous materials, pollutants, contaminants, or other environmental, subsurface or concealed conditions at the Project’s site.
3.2.2 The Owner shall furnish all surveys and subsoil investigations describing the physical characteristics, legal limitations and utility locations for the site of the Project, and a legal description of the site.
3.2.3 Except as provided in Subparagraph 4.7.1, the Owner shall secure and pay for necessary approvals, easements, assessments and charges required for the construction, use or occupancy of permanent structures or for permanent changes in existing facilities.
3.2.4 Information or services under the Owner’s control shall be furnished by the Owner with reasonable promptness to avoid delay in the orderly progress of the Work.
3.2.5 (There is no Subparagraph 3.2.5.)
3.2.6 The Owner shall issue all instructions to Contractor.

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3.2.7 The foregoing are in addition to other duties and responsibilities of the Owner enumerated herein and especially those in respect to Work by Owner or by Separate Contractors, Payments and Completion, and Insurance in Articles 6, 9 and 11, respectively.
3.3 OWNER’S RIGHT TO STOP THE WORK
3.3.1 If Contractor fails to correct defective Work as required by Paragraph 13.2, fails to carry out the Work in accordance with the Contract Documents or fails to provide Owner with a plan of correction within _15       days after receipt of written notice from the Owner, the Owner, by a written order signed personally may order Contractor to stop the Work, or any portion thereof, until the cause for such order has been eliminated; however, this right of the Owner to stop the Work shall not give rise to any duty on the part of the Owner to exercise this right for the benefit of Contractor or any other person or entity, except to the extent required by Subparagraph 6.1.3.
3.4 OWNER’S RIGHT TO CARRY OUT THE WORK
3.4.1 If Contractor defaults or neglects to carry out the Work in accordance with the Contract Documents and fails within seven days after receipt of written notice from the Owner to commence and continue correction of such default or neglect with diligence and promptness, the Owner may, after seven days following receipt by Contractor of an additional written notice and without prejudice to any other remedy he may have, make good such deficiencies. In such case an appropriate Change Order shall be issued deducting from the payments then or thereafter due Contractor the cost of correcting such deficiencies. If the payments then or thereafter due Contractor are not sufficient to cover such amount, Contractor shall pay the difference to the Owner.
ARTICLE 4
Contractor
4.1 DEFINITION
4.1.1 Contractor is the Contractor for the Work required by the Contract Documents and is identified as such in the Agreement and is referred to throughout the Contract Documents.
4.2 REVIEW OF DRAWINGS AND SPECIFICATIONS
4.2.1 Contractor represents to the Owner that it has reviewed the Drawings and Specifications incorporated in the Contract.
4.3 SUPERVISION AND CONSTRUCTION PROCEDURES
4.3.1 Contractor shall supervise and direct the Work, using reasonable skill and attention. It shall be solely responsible for all construction means, methods, techniques, sequences and procedures and for coordinating all portions of the Work under the Contract.

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4.3.2 Contractor shall be responsible to the Owner for the negligent or wrongful acts and omissions of its employees, Subcontractors and their agents and employees, and other persons performing any of the Work under a contract with Contractor.
4.3.3 Contractor shall not be relieved from its obligations to perform the Work in accordance with the Contract Documents either by the activities or duties of the Architect, or by inspections, tests or approvals required or performed under Paragraph 7.7 by persons other than Contractor.
4.4 LABOR AMD MATERIALS
4.4.1 Unless otherwise provided in the Contract Documents, Contractor shall provide and pay for all labor, materials, equipment, tools, construction equipment and machinery, transportation, and other facilities and services necessary for the proper execution and completion of the Work.
4.4.2 Contractor shall at all times enforce discipline and good order among its employees and shall not employ on the Work any unfit person or anyone not skilled in the task assigned.
4.4.3 During construction in remodeled areas, Contractor wherever possible shall use existing water, heat and utilities with the utility charges for this usage paid by the Owner. If it is necessary for construction purposes to bring in separate metered utility services, the usage charges for these separate services shall be paid for by Contractor during construction. For new construction, if new utility service connections are required, Contractor shall pay the metered utility charges for all service during construction. As areas of the buildings are substantially completed and occupied by the Owner the utility usage bills shall be pro-rated between Contractor and the Owner based upon the ratio of unoccupied and occupied areas and the dates of occupancy by the Owner.
4.5 WARRANTY
Contractor warrants to the Owner that all materials and equipment furnished under this Contract will be new unless otherwise specified, and that all new materials and equipment will be entitled to all warranties given by the manufacturer. All such materials and equipment not so conforming to these standards may be considered defective. If required by the Architect or the Owner’s Construction Inspector, Contractor shall furnish satisfactory evidence as to the kind and quality of any such materials and equipment. The Contractor’s warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. All applicable warranties related to the Work, whether pursuant to this Section or other provisions of the Contract Documents or applicable law, shall commence as of the date of Substantial Completion of the Work, and shall terminate and expire one (1) year after Substantial Completion of the Work, except for third party warranties expressly provided in the Contract Documents or any other written warranty given to the Owner at the end of the Project. THE CONTRACTOR HEREBY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, EXCEPT AS EXPRESSLY WARRANTED HEREIN. THERE ARE NO WARRANTIES WHICH EXTEND BEYOND THE DESCRIPTION ON THE FACE HEREOF.

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4.6 TAXES
The Contractor shall pay sales, consumer, use and similar taxes for the Work or portions thereof provided by the Contractor which are legally enacted when bids are received or negotiations concluded, whether or not yet effective or merely scheduled to go into effect.
4.7 PERMITS, FEES AND NOTICES
4.7.1 Contractor or its subcontractors shall secure and pay all permits, governmental fees and licenses required by Contractor or its subcontractors for the proper execution and completion of the Work, which are applicable at the time the Agreement between the Owner and Contractor is signed. Contractor has no obligation to secure or pay for any permits, licenses or connection fees of the Owner, such as impact fees, traffic mitigation, school and special use fees, governmental imposed service fees, occupancy permits or utility usage fees for post-construction use by the Owner or any similar charges based on utility flow rates or assessments based on utility system amortization. It is the responsibility of the Contractor to make certain that the Drawings and Specifications are in accordance with applicable laws, statutes, building codes and regulations in effect at the time of Contract. Any fees, charges, costs or licenses required by any laws, ordinances, rules, regulations or orders of any public authority for the purpose of reviewing, inspecting, approving, checking or filing plans and specifications other than the direct fees charged for the filing of the plans and specifications for the issuance of a building permit shall be paid by the Owner and are not the responsibility of Contractor.
4.7.2 Contractor or its subcontractors shall give all notices and comply with all laws, ordinances, rules, regulations and lawful orders of any public authority bearing on the performance of the Work.
4.7.3 If Contractor observes that the Contract is at variance therewith in any respect, it shall promptly notify the Architect and the Owner, in writing, and any necessary changes shall be adjusted by appropriate Modification. If Contractor performs any Work knowing it to be contrary to such laws, ordinances, rules and regulations, and without such notice Contractor shall assume full responsibility therefor and shall bear all costs attributable thereto.
4.8 INTENTIONALLY DELETED
4.9 SUPERINTENDENT
4.9.1 Contractor shall employ a competent superintendent and necessary assistants who shall be in attendance at the Project site during the progress of the Work. The superintendent shall represent Contractor and all communications concerning compliance with the Drawings and Specifications given to the superintendent shall be as binding as if given to Contractor. Important communications shall be confirmed in writing. Other communications shall be so confirmed on written request in each case.
4.10 CONSTRUCTION SCHEDULE
4.10.1 Contractor, within 60 days after the execution of the Contract, shall prepare and submit for the Owner’s approval an estimated construction schedule for the Work, The construction schedule shall be related to the

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entire Project to the extent required by the Contract. This schedule shall indicate the dates for the starting and completion of the various stages of construction and shall be revised as required by the conditions of the Work. This construction schedule is developed solely for the purpose of job management by Contractor. It should be used only for general planning purposes by the Owner and is not to be construed as a part of the contractual performance by Contractor to the Owner.
4.11 DOCUMENTS AND SAMPLES AT THE SITE
4.11.1 Contractor shall maintain at the site for the Owner one record copy of all Drawings, Specifications, Addenda, Change Orders and other Modifications,in good order and marked currently to record all changes made during construction, and approved Shop Drawings, Product Data and Samples. These shall be available to the Owner’s Construction Inspector and shall be delivered to Owner’s Construction Inspector for the Owner upon completion of the Work.
4.12 SHOP DRAWINGS, PRODUCT DATA AND SAMPLES
4.12.1 Shop Drawings are drawings, diagrams, schedules and other data specially prepared for the Work by the Contractor or any Subcontractor, manufacturer, supplier or distributor to illustrate some portion of the Work.
4.12 .2 Product Data are illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information furnished by Contractor to illustrate a material, product or system for some portion of the Work.
4.12.3 Samples are physical examples furnished by Contractor to illustrate materials, equipment or workmanship and establish standards by which the Work will be judged.
4.12.4 The Contractor shall review, stamp with its approval and submit, with reasonable promptness and in orderly sequence so as to cause no delay in the Work or in the work of any other contractor, all Shop Drawings and Samples required by the Contract or subsequently by the Architect as covered by Modifications. Shop Drawings and Samples shall be properly identified as specified, or as the Architect may require. At the time of submission Contractor shall inform the Architect and the Owner in writing of any deviation in the Shop Drawings or Samples from the requirements of the Contract. Contractor shall make any corrections required by the Architect and shall resubmit the required number of corrected copies of Shop Drawings or new Samples until approved. Contractor shall direct specific attention in writing or on resubmitted Shop Drawings to revisions other than the corrections requested by the Architect on previous submissions.
4.12.5 By approving and submitting Shop Drawings, Product Data and Samples, the Contractor represents that it has determined and verified all materials, field measurements, and field construction criteria related thereto, or will do so, and that it has checked and coordinated the information contained within such submittals with the requirements of the Work and of the Contract Documents.

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4.12.6 Contractor shall not be relieved of responsibility for any deviation from the requirements of the Contract Documents by the Architect’s approval of Shop Drawings, Product Data or Samples under Subparagraph 2.2.14 unless Contractor has specifically informed the Owner in writing of such deviation at the time of submission and the Owner has given written approval to the specific deviation. Contractor shall not be relieved from responsibility for errors or omissions in the Shop Drawings, Product Data or Samples by the Owner’s approval thereof.
4.12.7 Contractor shall direct specific attention, in writing or on resubmitted Shop Drawings, Product Data or Samples, to revisions other than those requested by the Owner on previous submittals.
4.12.8 The Contractor shall not be required to provide professional services which constitute the practice of architecture or engineering unless such services are specifically required by the Contract Documents for a portion of the Work or unless the Contractor needs to provide such services in order to carry out the Contractor’s responsibilities for construction means, methods, techniques, sequences and procedures. No portion of the Work requiring submission of a Shop Drawing, Product Data or Sample shall be commenced until the submittal has been approved by the Architect as provided in Subparagraph 2.2.14 and when required by Subparagraph 4.12,6. All such portions of the Work shall be in accordance with approved submittals. One (1) set of approved Shop Drawings shall be forwarded to the Owner at the same time as sent to the subcontractors.
4.13 USE OF SITE
4.13.1 Contractor shall confine operations at the site to areas permitted by law, ordinances, permits and the Contract Documents and shall not unreasonably encumber the site with any materials or equipment.
4.14 CUTTING AND PATCHING OF WORK
4.14.1 Contractor shall be responsible for all cutting, fitting or patching that may be required to complete the Work or to make its several parts fit together properly.
4.14.2 Contractor shall not damage or endanger any portion of the Work or the work of the Owner or any separate Contractors by cutting, patching or otherwise altering any work, or by excavation. Contractor shall not cut or otherwise alter the work of the Owner or any separate Contractor except with the written consent of the Owner and of such separate Contractor. Contractor shall not unreasonably withhold from the Owner or any separate Contractor its consent to cutting or otherwise altering the Work.
4.15 CLEANING UP
4.15.1 Contractor at all times shall keep the premises free from accumulation of waste materials or rubbish caused by its operations. At the completion of the Work it shall remove all its waste materials and rubbish from and about the Project as well as all its tools, construction equipment, machinery and surplus materials.

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4.15.2 If Contractor fails to clean up at the completion of the Work, after written request from the Owner, the Owner may do so as provided in Paragraph 3.4 and the cost thereof shall be charged to Contractor.
4.16 COMMUNICATIONS
4.16.1 Contractor shall forward all communications directly to the Owner.
4.17 ROYALTIES AND PATENTS
4.17.1 Contractor shall pay all royalties and license fees. It shall defend all suits or claims for infringement of any patent rights and shall save the Owner harmless from loss on account thereof, except that the Owner shall be responsible for all such loss when a particular design, process or the product of a particular manufacturer or manufacturers is specified, but if Contractor has reason to believe that the design, process or product specified is an infringement of a patent, he shall be responsible for such loss unless it promptly gives such information to the Owner.

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4.18 INDEMNIFICATION
4.18.1 To the fullest extent permitted by law, Contractor shall indemnify and hold harmless the Owner and its agents and employees from and against all claims, damages, losses and expenses including attorneys’ fees arising out of or resulting from the performance of the Work, to the extent that any such claim, damage, loss or expense (1) is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) including the loss of use resulting therefrom, and (2) is caused by any negligent act or omission of Contractor, any subcontractor, anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, regardless of whether or not it is caused in part by a party indemnified hereunder; provided, however, that the foregoing agreement to indemnify shall not extend to liability claims, damages, loss or expenses, including attorney’s fees, arising out of (a) the preparation or approval of maps, drawings, opinions, reports, surveys, Change Orders, designs or specifications by the Owner, or the agents or employees of the Owner; (b) or the giving or failure to give directions or instructions by the Owner, or the agents or employees of Owner, where such giving or failure to give directions or instructions is the primary cause of bodily injury to persons or damage to property; or (c) the negligence or wrongful misconduct of the Owner. To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Contractor, its Subcontractors , and the agents and employees of any of them from and against claims, damages, losses and expenses including but not limited to attorney’s fees, arising out of or resulting from the Project, provided that such claim, damage, loss and expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property, but only to the extent caused by the Owner’s breach of this Contract, or the negligent acts or omissions of the Owner, the Owner’s separate contractors (as contemplated in subparagraph 6.1.1), anyone directly or indirectly employed by them or anyone for whose acts they may be liable (other than the Contractor and its Subcontractors), regardless of whether or not such claim, damage, loss or expense is caused in part by a party indemnified hereunder; provided, however, that the foregoing agreement to indemnify shall not extend to liability claims, damages, loss or expenses, including attorney fees, arising out of the negligence or wrongful misconduct of the Contractor. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity which would otherwise exist as to a party or person described in this Section 4.18. The obligations of the Contractor and the Owner herein are subject to the provisions of Subparagraphs 7.4.3 and 11.3.6.
4.18.2 In any and all claims against the Owner or any of their agents or employees by any employee of Contractor, any Subcontractor, anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the indemnification obligation under this Paragraph 4.18 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Contractor or any Subcontractor under workers’ or workmen’s compensation acts, disability benefit acts or other employee benefit acts.

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ARTICLE 5
SUBCONTRACTORS
5.1 DEFINITION
5.1.1 A Subcontractor is a person or entity who has a direct contract with Contractor to perform any of the Work at the site. The term Subcontractor is referred to throughout the Contract Documents as if singular in number and masculine in gender and means a Subcontractor or its authorized representative. The term Subcontractor does not include any separate Contractor or its subcontractors.
5.1.2 A sub-subcontractor is a person or entity who has a direct or indirect contract with a Subcontractor to perform any of the Work at the site. The term Sub-subcontractor is referred to throughout the Contract Documents as if singular in number and masculine in gender and means a Sub-subcontractor or an authorized representative thereof.
5.2 AWARD OF SUBCONTRACTS AND OTHER CONTRACTS FOR PORTIONS OF THE WORK
5.2.1 Contractor, as soon as practicable after the execution of the Contract, shall furnish to the Owner in writing for acceptance a list of names of the Subcontractors proposed for the principal portions of the Work. If the Owner, after due investigation has reasonable objection to any Subcontractor on such list and does not accept such Subcontractor, he shall within _10       days of receiving from Contractor the list of proposed Subcontractors so notify Contractor in writing. Failure of the Owner to make objection promptly to any Subcontractor on the list shall constitute acceptance of such Subcontractor. Notwithstanding anything herein to the contrary, the Owner hereby agrees that the Contractor may subcontract portions of the Work to the Contractor or divisions of the Contractor pursuant to a subcontract agreement, and the subcontract sum thereof shall constitute a cost of the work.
5.2.2 Contractor shall not contract with any such proposed person or entity to whom the Owner has made reasonable objection under the provisions of Subparagraph 5.2.1. Contractor shall not be required to contract with anyone whom it has a reasonable objection.
5.2.3 If the Owner refuses to accept any Subcontractor or person or organization on a list submitted by Contractor in response to the requirements of the Contract, Contractor shall submit an acceptable substitute and the Contract Sum shall be increased or decreased by the difference in cost occasioned by such substitution and an appropriate Change Order shall be issued; however, no increase in the Contract Sum shall be allowed for any such substitution unless Contractor has acted promptly and responsively in submitting for acceptance any list or lists of names as required by Subparagraph 5.2.1.

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5.2.4 Contractor shall make no substitution for any Subcontractor, person or entity previously selected if the Owner makes reasonable objection to such substitution.
5.3 SUBCONTRACTURAL RELATIONS
5.3.1 By an appropriate agreement, written where legally required for validity, Contractor shall require each Subcontractor, to the extent of the Work to be performed by the Subcontractor, to be bound to Contractor by the terms of the Contract Documents, and to assume toward Contractor all the obligations and responsibilities which Contractor, by these Documents, assumes toward the Owner. Said agreement shall preserve and protect the rights of the Owner under the Contract Documents with respect to the Work to be performed by the Subcontractor so that the subcontracting thereof will not prejudice such rights, and shall allow to the Subcontractor, unless specifically provided otherwise in the Contractor-Subcontractor agreement, the benefit of all rights, remedies and redress against Contractor that Contractor, by these Documents, has against the Owner. Where appropriate, Contractor shall require each Subcontractor to enter into similar agreements with its Sub-subcontractors. Contractor shall make available to each proposed Subcontractor, prior to the execution of the Subcontract, copies of the Contract Documents to which the Subcontractor will be bound by this Paragraph 5.3, and identify to the Subcontractor any terms and conditions of the proposed Subcontract which may be at variance with the Contract Documents. Each Subcontractor shall similarly make copies of such Documents available to its Sub-subcontractors.
ARTICLE 6
WORK BY OWNER OR BY SEPARATE CONTRACTORS
6.1 OWNER’S RIGHT TO PERFORM WORK AND TO AWARD SEPARATE CONTRACTS
6.1.1 The Owner reserves the right to perform work related to the Project with its own forces, and to award separate contracts in connection with other portions of the Project or other work on the site under these or similar Conditions of the Contract including insurance and waiver’s of subrogation. The Contractor shall be entitled to a Change Order for any delays or increases of the Cost of the Work caused by such separate contractors. If Contractor claims that delay or additional cost is involved because of such action by the Owner, he shall make such claim as provided elsewhere in the Contract Documents.
6.1.2 When separate contracts are awarded for different portions of the Project or other work on the site, the term Contractor in the Contract Documents in each case shall mean the Contractor who executes each separate Owner-Contractor Agreement.
6.1.3 The Owner will provide for the coordination of the work of its own forces and of each separate Contractor with the Work of Contractor, who shall cooperate therewith as provided in Paragraph 6.2.
6.1.4 Unless otherwise provided in the Contract Documents, when the Owner performs construction or operations related to the Project with the Owner’s own forces or pursuant to separate contracts with other

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contractors, the Owner shall be deemed to be subject to the same obligations and to have the same rights which apply to the Contractor under the Conditions of the Contract. If the Owner awards separate contracts with any other contractors for any work on the Project site during the performance of the Work, then the Owner shall cause each and every other contractor (and their subcontractors of any tier) to name the Contractor as an additional insured on all liability insurance policies maintained by such other contractor (and their subcontractors of any tier) to the extent such policies cover liabilities relating to the Project or other work being performed at the Project site. The Owner shall furnish to the Contractor written evidence that such insurance is in effect and that the Contractor has been named an additional insured.
6.2 MUTUAL RESPONSIBILITY
6.2.1 Contractor shall afford the Owner and separate Contractors reasonable opportunity for the introduction and storage of their materials and equipment and the execution of their work, and shall connect and coordinate its Work with theirs as required by the Contract Documents.
6.2.2 If any part of Contractor’s Work depends for proper execution or results upon the work of the Owner or any separate Contractor, Contractor shall, prior to proceeding with the Work, promptly report to the Owner any apparent discrepancies or defects in such other work that render it unsuitable for such proper execution and results. Failure of Contractor so to report shall constitute an acceptance of the Owner’s or separate Contractors’ work as fit and proper to receive its Work, except as to defects which may subsequently become apparent in such work by others after the execution of Contractor’s Work.
6.2.3 Any costs caused by defective or ill-timed work shall be borne by the party responsible therefor.
6.2.4 Should Contractor wrongfully cause damage to the work or property of the Owner, or to other work on the site, Contractor shall promptly remedy such damage as provided in Subparagraph 10.2.5.
6.2.5 Should Contractor wrongfully cause damage to the work or property of any separate contractor, Contractor shall upon due notice promptly attempt to settle with such other contractor by agreement, or otherwise to resolve the dispute. If such separate contractor sues or initiates an arbitration proceeding against the Owner on account of any damage alleged to have been caused by CONTRACTOR, the Owner shall notify Contractor, who shall defend such proceedings at the Owner’s expense, and if any judgment or award or settlement before judgment or award against the Owner arises therefrom Contractor shall pay or satisfy it and shall reimburse the Owner for all attorneys’ fees and court or arbitration costs which the Owner has incurred.
6.3 OWNER’S RIGHT TO CLEAN UP
6.3.1 If a dispute arises between Contractor and separate Contractors as to their responsibility for cleaning up as required by Paragraph 4.15, the Owner may clean up and charge the cost thereof to the Contractors responsible therefor.

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ARTICLE 7
MISCELLANEOUS PROVISIONS
7.1 GOVERNING LAW
7.1.1 The Contract shall be governed by the law of the place where the Project is located.
7.2 SUCCESSORS AND ASSIGNS
7.2.1 The Owner and Contractor each binds itself, its partners, successors, assigns and legal representatives to the other party hereto and to the partners, successors, assigns and legal representatives of such other party in respect to all covenants, agreements and obligations contained in the Contract Documents. Neither party to the Contract shall assign the Contract or sublet it as a whole without the written consent of the other, nor shall Contractor assign any moneys due or to become due to it hereunder, without the previous written consent of the Owner.
7.3 WRITTEN NOTICE
7.3.1 Written notice shall be deemed to have been duly served if delivered in person to the individual or member of the firm or entity or to an officer of the corporation for whom it was intended, or if delivered at or sent by registered or certified mail to the last known business address of the intended recipient.
7.4 CLAIMS FOR DAMAGE
7.4.1 Should either party to the Contract suffer injury or damage to person or property because of any act or omission of the other party or of any of its employees, agents or others for whose acts he is legally liable, claim shall be made in writing to such other party within 21 days after the first observance of such injury or damage.
7.4.2 Claims for Additional Time
7.4.2.1 If the Contractor wishes to make Claim for an increase in the Contract Time, written notice as provided herein shall be given. The Contractor’s Claim shall include an estimate of cost and of probable effect of delay on progress of the Work. In the case of a continuing delay only one Claim is necessary.
7.4.2.2 If adverse weather conditions or adverse site conditions caused by adverse weather are the basis for a Claim for additional time, such Claim shall be documented by data substantiating that either (i) adverse weather conditions were abnormal for the period of time, could not have been reasonably anticipated and had an adverse effect on the scheduled construction, or (ii) adverse weather conditions prevented the type of Work then scheduled, or (iii) adverse site conditions caused by adverse weather prevented the type of Work then scheduled.

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7.4.3 Claims for Consequential Damages.
7.4.3.1 The Contractor and Owner waive Claims against each other for consequential damages arising out of or relating to this Contract. This mutual waiver includes:
.1	damages incurred by the Owner for rental expenses, for losses of use, income, profit, financing, business and reputation, and for loss of management or employee productivity or of the services of such persons; and

.2	damages incurred by the Contractor for principal office expenses including the compensation of personnel stationed there, for losses of financing, business and reputation, and for loss of profit except anticipated profit arising directly from the Work.
7.5 BOND
7.5.1 If requested to do so by the Owner, Contractor will furnish to the Owner, at cost, a Contract Bond covering the faithful performance of the Work free and clear of all liens arising out of claims for labor, material and/or equipment entering into the construction of the Project. This Bond shall require Contractor to indemnify and save harmless the Owner from all loss, cost and damage which the Owner may suffer by reason of Contractor’s failure to so perform. This Bond shall be in favor of the Owner and issued by a company approved by the Owner, which approval shall not be unreasonably withheld. This Bond shall not be valid if the payments required under the Contract are not made by the Owner in accordance with the terms and conditions of the Contract. Neither this subparagraph nor any other provision of the Contract imposes any duty upon Contractor to see to the payment of any monies to parties furnishing labor, material or equipment pursuant to a Contract with a subcontractor so long as title to all such labor, material and equipment incorporated into the Project passes to the Owner free and clear of liens, claims, security interests and other encumbrances. Contractor shall not be required to furnish any bonds covering such payments other than the Contract Bond required hereunder.
7.6 RIGHTS AND REMEDIES
7.6.1 The duties and obligations imposed by the Contract Documents and the rights and remedies available thereunder shall be in addition to and not a limitation of any duties, obligations, rights and remedies otherwise imposed or available by law.
7.6.2 No action or failure to act by the Owner or Contractor shall constitute a waiver of any right or duty afforded any of them under the Contract, nor shall any such action or failure to act constitute an approval of or acquiescence in any breach thereunder, except as may be specifically agreed in writing.
7.6.3 If any arbitration, litigation or other proceeding is commenced by either party hereunder, to enforce the obligations of the other party, then (a) the identity of the prevailing party in any such proceeding shall be determined by the arbitrator or court (whichever is applicable), (b) such prevailing party shall be reimbursed by the non-prevailing party for all of the prevailing party’s reasonable out-of-pocket expenses

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incurred in connection therewith, including without limitation reasonable attorneys’ fees and (c) the arbitrator or court (whichever is applicable) shall be authorized to make an award of such expense in any such proceeding.
7.7 TESTS
7.7.1 If the Contract or any laws, ordinances, rules, regulations or orders of any public authority having jurisdiction require any Work to be inspected, tested or approved by Building Inspector, Contractor shall give the Owner timely notice of its readiness and of the date arranged so they may observe such inspection, testing or approval. Contractor shall bear all costs of such inspections, tests and approvals unless otherwise provided. Should there be a requirement by any laws, ordinances, rules, regulations or orders of any public authority having jurisdiction for special inspections by persons other than the Building Inspector, the Owner shall employ the services of a qualified special inspector who will provide selective or continuous inspection on the construction and work requiring its employment.
7.7.2 If the Architect or the Owner determines that any Work requires special inspection, testing, or approval which Subparagraph 7.7.1 does not include, the Architect or Owner will instruct Contractor to order such special inspection, testing or approval, and Contractor shall give notice as provided in Subparagraph 7.7.1. If such special inspection or testing reveals a failure of the Work to comply with the requirements of the Contract Documents or if such special inspection or testing was required by the Architect (whether or not it reveals a failure of the Work to comply with the requirements of the Contract Documents), Contractor shall bear all costs thereof, including compensation for the Architect’s additional services made necessary by such failure; otherwise the Owner shall bear such costs, and an appropriate Change Order shall be issued.
7.7.3 Required certificates of inspection, testing or approval shall be secured by Contractor and promptly delivered by it to the Owner.
7.7.4 If either the Architect or the Owner’s Construction Inspector wishes to observe the inspections, tests or approvals required by the Contract Documents, he will do so promptly and, where practicable, at the source of supply.
7.8 INTEREST
7.8.1 If the Owner fails to make payment in accordance with the terms of the Contract Documents, in addition to those remedies available to Contractor under Subparagraph 9.7, there shall be added to such payment annual interest at a rate of 12%, which interest shall be compounded annually and annually added to, and bear the same interest as, the unpaid payment, but only to the extent allowed by law, which interest shall commence on the first day after said payment is due and continue until the payment with interest is received by Contractor.
7.9 (There is no Paragraph 7.9.)

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ARTICLE 8
TIME
8.1 DEFINITION
8.1.1 Unless otherwise provided, the Contract Time is the period of time allotted in the Contract Documents for Substantial Completion of the Work as defined in Subparagraph 8.1.3, including authorized adjustments thereto.
8.1.2 The date of commencement of the Work shall be the date upon which all of the following have occurred: (1) execution of the Contract Documents; (2) issuance of all necessary permits for construction by the governing authorities; (3) completion of any demolition work by the Owner if such a requirement prior to the start of Contractor’s work under the Contract; and (4) submission of satisfactory evidence to Contractor from the Owner of completion of financing necessary to fund the Contract.
8.1.3 The Date of Substantial Completion of the Work or designated portion thereof is the Date certified by the Architect when construction is sufficiently complete, in accordance with the Contract Documents, so the Owner can occupy or utilize the Work or designated portion thereof for the use for which it is intended. If at any time the Owner occupies all or any portion of the Work, such occupancy shall be an acknowledgement by Owner of substantial completion of the occupied Work Area whether or not the Architect has issued a Certificate of Substantial Completion therefor or whether or not the Owner has accepted such Area.
8.1.4 The term day as used in the Contract Documents shall mean calendar day unless otherwise specifically designated.
8.2 PROGRESS AND COMPLETION
8.2.1 All time limits stated in the Contract Documents are of the essence of the Contract.
8.2.2 Contractor shall begin the Work on the date of commencement as defined in Subparagraph 8.1.2 unless extended as provided elsewhere in the Contract Documents. It shall carry the Work forward expeditiously with adequate forces and shall achieve Substantial Completion within the Contract Time.
8.3 DELAYS AND EXTENSIONS OF TIME
8.3.1 If the Contractor is delayed at any time in the commencement or progress of the Work by an act or neglect of the Owner, an employee of the Owner, a separate contractor employed by the Owner, by changes ordered by Owner in the Work, the Contract Time shall be extended by Change Order for a reasonable time and the Contract Sum shall be adjusted to the extent reasonably necessary to compensate the Contractor for any increase in the cost of the Work caused by such delay. Where delays are caused by adverse weather conditions or adverse site conditions caused by adverse weather which prevent construction activities of the type then scheduled, the Contract Time may be extended by Change Order for a reasonable time, but there will be no adjustment in the Contract Sum. Where delays are caused by circumstances which are beyond the Contractor’s control, other than

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adverse weather conditions, the Contract Time may be extended by Change Order for a reasonable time and the Contract Sum may be adjusted to the extent reasonably necessary to compensate the Contractor for fifty percent (50%) of any increase in the cost of the Work resulting from such delay. In order to determine for purposes of this Subparagraph 8.3.1 the amount of any increase in the cost of the Work, Contractor shall provide to the Owner the amount of such increase together with any applicable subcontracts with subcontractors for material and labor who are affected by the delay and any Change Orders required by such subcontractors which state the increase in the cost of materials and/or labor resulting from any delay for which the Contract Sum may be adjusted in accordance with this Subparagraph 8.3.1. In determining such increased cost of the Work, there shall be no increase for the cost of any built-in profit by the Contractor in the Contract Sum.
8.3.2 Notices of delay shall be made in writing to the Owner no more than thirty (30) days after the occurrence of the cause of a delay and all claims for extension of time for performance of the contract shall be made in writing to the Owner no more than forty-five (45) days after the termination of the cause of the delay has ended; otherwise the claim for delay shall be waived. In the case of a continuing cause of delay only one notice shall be required.
8.3.3 If no agreement is made stating the dates upon which interpretations as provided in Subparagraph 2.2.8 shall be furnished, then no claim for delay shall be allowed on account of failure to furnish such interpretations until fifteen (15) days after written request is made for them, and not then unless such claim is reasonable.
8.3.4 This Paragraph 8.3 does not exclude the recovery of damages for delay by either party under other provisions of the Contract Documents.
ARTICLE 9
PAYMENTS AND COMPLETION
9.1 CONTRACT SUM
9.1.1 The Contract Sum is stated in the Agreement and, including authorized adjustments thereto, is the total amount payable by the Owner to Contractor for the performance of the Work under the Contract Documents.
9.2 SCHEDULE OF VALUES
9.2.1 Before the second Application for Payment, Contractor shall submit to the Owner, a schedule of values of the various portions of the work, aggregating the Total Contract. Each item in the schedule of values shall include its proper share of overhead and profit. This schedule, when and if approved by the Owner, shall be used only as a basis for Contractor’s Application for Payment.

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9.3 APPLICATIONS FOR PAYMENT
9.3.1 At least ten (10) days before the date for each progress payment established in the Agreement, Contractor shall submit to the Owner an itemized Application for Payment, reflecting retainage, if any, as provided elsewhere in the Contract Documents.
9.3.2 Payments shall be made on account of materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work. Payment may similarly be made for materials and equipment suitably stored off the site at a location agreed upon in writing. Payment for materials and equipment stored on or off the site shall be conditioned upon compliance by the Contractor with procedures satisfactory to the Owner to establish the Owner’s title to such materials and equipment or otherwise protect the Owner’s interest, and shall include the costs of applicable insurance, storage and transportation to the site for such materials and equipment stored off the site. Except to the extent coverable by insurance pursuant to Section 11.4, the Contractor shall be liable for loss or damage to stored materials, whether stored on-site or off-site.
9.3.3 Contractor warrants that title to all Work, materials and equipment covered by an Application for Payment will pass to the Owner either by incorporation, in the construction or upon the receipt of payment by Contractor, whichever occurs first, free and clear of all liens, claims, security interests or encumbrances, hereinafter referred to in this Article 9 as “liens”; and that no Work, materials or equipment covered by an Application for Payment will have been acquired by Contractor, or by any other person performing Work at the site or furnishing materials and equipment for the Project, subject to an agreement under which an interest therein or an encumbrance thereon is retained by the seller or otherwise imposed by Contractor or such other person.
9.4 CERTIFICATES FOR PAYMENT
9.4.1 The Owner will within seven days after receipt of the Contractor’s Application for Payment, either pay the amount of such Application for Payment to the Contractor, or notify the Contractor in writing of the Owner’s reasons for withholding payment in whole or in part.
9.4.2 Except as provided in Subparagraph 9.5.5, the making of a Payment will constitute a representation by the Owner that the Work has progressed to the point indicated and that, to the best of the Owner’s knowledge, information and belief, the quality of the Work is in accordance with the Contract Documents (subject to an evaluation of the Work for conformance with the Contract Documents upon Substantial Completion, to results of subsequent tests and inspections, to correction of minor deviations from the Contract documents prior to completion and to specific qualifications expressed by the Owner). The making of a Payment will further constitute a representation that the Contractor is entitled to payment in the amount set forth in the Application for Payment.
9.5 PROGRESS PAYMENT
9.5.1 After the Owner has issued a Certificate for Payment, the Owner shall make payment in the manner and within twenty (20) days or such shorter time as may be provided in the Contract Documents.

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9.5.2 Contractor shall promptly pay each Subcontractor, upon receipt of payment from the Owner, out of the amount paid to Contractor on account of such Subcontractor’s Work, the amount to which said Subcontractor is entitled reflecting the percentage to be retained, if any, in accordance with the terms of the Subcontract. Contractor shall, by an appropriate agreement with each Subcontractor, require each Subcontractor to make payments to its Sub-subcontractors in similar manner.
9.5.3 (There is no Subparagraph 9.5.3.)
9.5.4 The Owner shall not have any obligation to pay or to see to the payment of any moneys to any Subcontractor except as may otherwise be required by law.
9.5.5 No progress payment, nor any partial or entire use or occupancy of the Project by the Owner, shall constitute an acceptance of any Work not in accordance with the Contract Documents.
9.6 PAYMENTS WITHHELD
9.6.1 DECISIONS TO WITHHOLD CERTIFICATION
If the Owner withholds a payment of all or any portion of an Application for Payment, then Owner will notify the Contractor. If the Contractor and the Owner cannot agree on a revised amount, the Owner will promptly pay the amount which is not in dispute. The Owner may withhold a Payment or, because of subsequently discovered evidence, may request a refund of the whole or a part of a Payment previously made to such extent as may be reasonably necessary to protect the Owner from loss for which the Contractor is responsible, resulting from acts and omission because of:
.1	defective Work not remedied;

.2	third party claims filed or reasonable evidence indicating probable filing of such claims unless security acceptable to the Owner is provided by the Contractor;

.3	failure of the Contractor to make payments properly to Subcontractors or for labor, materials or equipment;

.4	reasonable evidence that the Work cannot be completed for the unpaid balance of the Contract Sum;

.5	damage to the Owner or other contractor;

.6	reasonable evidence that the Work will not be completed within the Contract Time, and that the unpaid balance would not be adequate to cover actual or liquidated damages for the anticipated delay; or

.7	persistent failure to carry out the Work in accordance with the Contract Documents.
9.6.2 When the above grounds in Subparagraph 9.6.1 are removed, payment shall be made for amounts withheld because of them. If the Contractor provides the Owner with a lien bond sufficient to cover mechanics’ liens filed by the Contractor or any Subcontractor, the Owner shall not withhold payment. The Contractor at its cost will diligently pursue the removal of any lien filed by a Subcontractor, and regardless of whether a lien bond is provided as set forth above, during such time the Owner shall not satisfy or pay off the lien or otherwise settle or compromise the Contractor’s claim; provided, however, that promptly after a final, non-appealable judgment is rendered directing that the property be

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sold to satisfy the lien, and in any event prior to the date of such sale, the Contractor will satisfy the lien and pay the Contractor all amounts owing.
9.7 PAYMENT AND FINANCING
9.7.1 If the Owner should fail to pay Contractor within seven days after the date for payment established in the Contract any amount certified by the Owner, then Contractor may, upon seven (7) additional days written notice to the Owner stop the Work until payment of the amount owing has been received. The Contract Sum shall be increased by the amount of Contractor’s reasonable costs of shut-down, delay and start-up, which shall be effected by appropriate Change Order in accordance with Article 12.
9.7.2 If at any time, before or after commencement of the work, Contractor reasonably believes that the funding or financing of the Project is not sufficient or is in doubt, then Contractor may, upon seven (7) days written notice to the Owner, suspend its obligations under the contract until the Owner submits evidence satisfactory to Contractor that the financing or funding of the Project is sufficient.
9.8 SUBSTANTIAL COMPLETION AND FINAL PAYMENT
9.8.1 When Contractor determines that the Work, or a designated portion thereof which is acceptable to the Architect, is substantially complete as defined in Subparagraph 8.1.3, Contractor shall prepare for submission to the Owner a list of items to be completed or corrected. The failure to include any items on such list does not alter the responsibility of Contractor to complete all Work in accordance with the Contract Documents. When the Architect on the basis of an inspection determines that the Work is substantially complete, the Architect will then prepare a Certificate of Substantial Completion which shall establish the Date of Substantial Completion, shall state the responsibilities of the Owner and Contractor for maintenance, security, heating, cooling, utilities and insurance, and shall fix the time within which Contractor shall complete or correct the items listed therein. Warranties required by the Contract Documents shall commence on the earlier of the Date of Substantial Completion or occupancy or placing into service by the Owner of the Work or designated portion thereof, except for items on the list submitted to the Owner by Contractor, the warranty for these items shall commence on the date that the items are furnished or corrected by Contractor. The Certificate of Substantial Completion shall be submitted to the Owner and Contractor for their written acceptance of the responsibilities assigned to them in such Certificate. Upon Substantial Completion of the Work or a designated portion thereof and upon application by Contractor and certification by the Owner, the Owner shall make payment, reflecting adjustment in retention, if any, for such work or portion thereof as provided in the Contract Documents. If at any time the Owner occupies or places into service all or any portion of the Work, such occupancy or placing into service shall be an acknowledgment by Owner of Substantial Completion of the Work so occupied or placed into service, Owner whether or not the Owner has accepted such Work.

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9.9 FINAL COMPLETION AND FINAL PAYMENT
9.9.1 Upon receipt of written notice from Contractor that the Work is ready for final inspection and acceptance and upon receipt of a final Application for Payment, the Owner will promptly make such inspection and, when he finds the Work acceptable under the Contract Documents and the Contract fully performed, he will promptly issue a final Certificate for Payment stating that to the best of its knowledge, information and belief, and on the basis of its observations and inspections, the Work has been completed in accordance with the terms and conditions of the Contract Documents and that the entire balance found to be due Contractor, and noted in said final Certificate, is due and payable. The Owner’s final Certificate for Payment will constitute a further representation that the conditions precedent to Contractor’s being entitled to final payment as set forth in Subparagraph 9.9.2 have been fulfilled.
9.9.2 The final payment shall not become due until Contractor submits to the Owner (1) an affidavit that all payrolls, bills for materials and equipment, and other indebtedness connected with the Work for which the Owner or its property might in any way be responsible, and for which Contractor has been paid, have been paid or otherwise satisfied, (2) consent of surety, if any, to final payment and (3), if required by the Owner, other data establishing payment or satisfaction of all such obligations, such as receipts, releases and waivers of liens arising out of the Contract, to the extent and in such form as may be designated by the Owner. If any Subcontractor refuses to furnish a release or waiver required by the Owner, Contractor may furnish a bond satisfactory to the Owner to indemnify Owner against any such lien. If any such lien remains unsatisfied after all payments are made, Contractor shall refund to the Owner all moneys that the latter may be compelled to pay in discharging such lien, including all costs and reasonable attorneys’ fees.
9.9.3 If, after Substantial Completion of the Work, final completion thereof is materially delayed through no fault of Contractor or by the issuance of Change Orders affecting final completion, the Owner shall, upon application by Contractor, and without terminating the Contract, make payment of the balance due for that portion of the Work fully completed and accepted. If the remaining balance for Work not fully completed or corrected is less than the retainage stipulated in the Contract Documents, and if bonds have been furnished as provided in Paragraph 7.5, the written consent of the surety to the payment of the balance due for that portion of the Work fully completed and accepted shall be submitted by Contractor to the Owner prior to certification of such payment. Such payment shall be made under the terms and conditions governing final payment, except that it shall not constitute a waiver of claims.
9.9.4 The making of final payment shall constitute a waiver of all claims by the Owner except those arising from:
.1	unsettled liens,

.2	faulty or defective Work appearing after Substantial Completion,

.3	failure of the Work to comply with the requirements of the Contract Documents, as amended and modified,

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.4	terms of any special warranties required by the Contract Documents.
9.9.5 The acceptance of final payment shall constitute a waiver of all claims by Contractor, subcontractors or material suppliers, except those previously made in writing and identified by Contractor as unsettled at the time of the final payment.
ARTICLE 10
PROTECTION OF PERSONS AND PROPERTY
10.1 SAFETY PRECAUTIONS AND PROGRAMS
10.1.1 Contractor shall be responsible for initiating, maintaining and supervising all safety precautions and programs in connection with the Work.
10.2 SAFETY OF PERSONS AND PROPERTY
10.2.1 Contractor shall take all reasonable precautions for the safety of, and shall provide all reasonable protection to prevent damage, injury or loss to:
.1	employees on the Work and all other persons who may be affected thereby,

.2	the Work and all materials and equipment to be incorporated therein, whether in storage on or off the site, under the care, custody or control of Contractor or any of its Subcontractors or Sub-subcontractors; and

.3	other property at the site or adjacent thereto, including trees, shrubs, lawns, walks, pavements, roadways, structures and utilities not designated for removal, relocation or replacement in the course of construction.
10.2.2 Contractor shall give all notices and comply with all applicable laws, ordinances, rules, regulations and lawful orders of any public authority bearing on the safety of persons or property or their protection from damage, injury or loss.
10.2.3 Contractor shall erect and maintain, as required by existing conditions and progress of the Work, all reasonable safeguards for safety and protection, including posting danger signs and other warnings against hazards, promulgating safety regulations and notifying owners and users of adjacent utilities.
10.2.4 When the use or storage of explosives or other hazardous materials or equipment is necessary for the execution of the Work, Contractor shall exercise the utmost care and shall carry on such activities under the supervision of properly qualified personnel.

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10.2.5 Contractor shall promptly remedy all damage or loss (other than damage or loss insured under Paragraph 11.3) to any property referred to in Clauses 10.2.1.2 and 10.2.1.3 caused in whole or in part by Contractor, any Subcontractor, any Sub-subcontractor, or anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable and for which Contractor is responsible under Clauses 10.2.1.2 and 10.2.1.3, except damage or loss attributable to the acts or omissions of the Owner or anyone directly or indirectly employed by the Owner, or by anyone for whose acts the Owner may be liable, and not attributable to the fault or negligence of Contractor. The foregoing obligations of Contractor are in addition to its obligations under Paragraph 4.18.
10.2.6 Contractor shall designate a responsible member of its organization at the site whose duty shall be the prevention of accidents. This person shall be Contractor’s superintendent unless otherwise designated by Contractor in writing to the Owner.
10.2.7 Contractor shall not load or permit any part of the Work to be loaded so as to endanger its safety.
10.2.8 The Owner is committed to provided a safe working environment on the jobsite. In endeavoring to achieve a safe workplace, the Owner requires that the Contractor implement a substance abuse policy covering all Contractor, Subcontractor, and Sub-subcontractor employees of any tier throughout the duration of this Project. Contractor agrees that such policy shall be in accordance with the Contractor’s corporate substance abuse policy.
10.3 EMERGENCIES
10.3.1 In any emergency affecting the safety of persons or property, Contractor shall act, at its discretion, to prevent threatened damage, injury or loss. Any additional compensation or extension of time claimed by Contractor on account of emergency work shall be determined as provided in Article 12 for Changes in the Work.
10.3.2 If, without negligence on the part of the Contractor, the Contractor is held liable for the cost of remediation of a hazardous material or substance solely by reason of performing Work as required by the Contract Documents, the Owner shall indemnify the Contractor for all cost and expense thereby incurred. However, if Contractor or a Subcontractor brought to the site the hazardous material or substance, then Contractor shall be liable for the cost of remediation and the Owner shall not be required to indemnify Contractor. Owner shall be required to indemnify the Contractor to the extent that its employees, agents, separate contractors or any party for which Owner is directly or indirectly liable, negligently causes the necessity for such remediation.

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ARTICLE 11
INSURANCE
11.1 CONTRACTOR’S LIABILITY INSURANCE
11.1.1 Contractor shall purchase and maintain such insurance as will protect Contractor from claims set forth below which may arise out of or result from Contractor’s operations under the Contract, whether such operations be by itself or by Subcontractor or by anyone directly or indirectly employed by any of them, or by anyone for whose acts any of them may be liable:
.1	claims under workers’ or workmen’s compensation, disability benefit and other similar employee benefit acts;

.2	claims for damages because of bodily injury, occupational sickness or disease, or death of its employees;

.3	claims for damages because of bodily injury, sickness or disease, or death of any person other than its employees;

.4	claims for damages insured by usual personal injury liability coverage which are sustained (1) by any person as a result of an offense directly or indirectly related to the employment of such person by Contractor, or (2) by any other person;

.5	claims for damages, other than to the Work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom; and

.6	claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle.
11.1.2 The insurance required by Subparagraph 11.1.1 shall be written for not less than any limits of liability specified in the Contract Documents, or required by law, whichever is greater.
11.1.3 The insurance required by Subparagraph 11.1.1 shall include contractual liability insurance applicable to Contractor’s obligations under Paragraph 4.18.1.
11.1.4 Certificates of Insurance reflecting the coverages Contractor is required to provide under the Contract Documents shall be filed with the Owner prior to execution of the Contract. These Certificates shall contain a provision that coverages afforded under the policies will not be cancelled until at least thirty (30) days prior written notice has been given to the Owner.

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11.2 OWNER’S LIABILITY INSURANCE
11.2.1 The Owner shall be responsible for purchasing and maintaining its own liability insurance and, at its option, may purchase and maintain such insurance as will protect Owner against claims which may arise from operations under the Contract.
11.3 PROPERTY INSURANCE
11.3.1 The Owner shall purchase and maintain, in a company or companies lawfully authorized to do business in the jurisdiction in which the Project is located, property insurance written on a builder’s risk “all-risk” or equivalent policy form in the amount of the value of the Work then completed by Contractor and cost of materials supplied or installed by others, comprising the then total value for the entire Project at the site on a replacement cost basis. Such property insurance shall be maintained, unless otherwise provided in the Contract Documents or otherwise agreed in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made as provided in Section 9.9 or until no person or entity other than the Owner has an insurable interest in the property required by this Section 11.4 to be covered, whichever is later. This insurance shall include interests of the Owner, the Contractor, Subcontractors and Sub-subcontractors in the Project.
11.3.1.2 Property insurance shall be on an “all-risk” or equivalent policy form and shall include insurance against the perils of fire (with extended coverage) and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, earthquake, flood, windstorm, falsework, testing and startup, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements, and shall cover reasonable compensation for Architect’s and Contractor’s services and expenses required as a result of such insured loss. The Owner shall provide the required Certificate(s) of Insurance to the Contractor prior to commencement of the Work. A copy of the Policy(ies) will only be provided upon specific request.
11.3.1.3 If the property insurance requires deductibles, the Owner shall pay such applicable deductible.
11.3.1.4 This property insurance shall cover portions of the Work stored off the site, and also portions of the Work in transit.
11.3.2 The Owner shall purchase and maintain such boiler and machinery insurance as may be required by the Contract Documents or by law. This insurance shall include the interests of the Owner, Contractor, Subcontractors and Sub-subcontractors in the Work.
11.3.3 Any loss insured under Subparagraph 11.3.1 is to be adjusted with the Owner and made payable to the Owner as trustee for the insureds, as their interests may appear, subject to the requirements of any applicable mortgagee clause as approved by Contractor and of Subparagraph 11.3.8. Contractor shall pay each Subcontractor a just share of any insurance moneys received by Contractor and by appropriate agreement, written where legally required for validity, shall require each Subcontractor to make payments to its Sub-subcontractors in similar manner.

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11.3.4 The Owner shall file a copy of all policies with Contractor before any exposure to loss may occur. If the Owner does not intend to purchase such insurance or any specific coverage required therein, Owner shall notify Contractor in writing prior to the commencement of the Work. In the event of receipt of such written notice, Contractor may then effect insurance coverage not purchased by the Owner which will protect Contractor’s interest, its subcontractors and its sub-subcontractors in the Work, and by appropriate Change Order, the cost thereof shall be charged to the Owner. If Contractor is damaged by the Owner’s failure to obtain or maintain the complete insurance coverage required, then the Owner shall be responsible for all costs and damages resulting therefrom which would have otherwise been insured had the Owner obtained the coverage required.
11.3.5 If Contractor requests in writing that insurance for risks other than those described in Subparagraphs 11.3.1 and 11.3.2 or other specific hazards be included in the property insurance policy, the Owner shall, include such insurance, and pay the cost thereof.
11.3.6 The Owner and Contractor waive all rights against (1) each other and the Subcontractors, Sub-subcontractors, agents and employees each of the other, and (2) separate Contractors, if any, and their subcontractors, sub-subcontractors, agents and employees, for damages caused by fire or other perils to the extent covered by insurance obtained pursuant to this Paragraph 11.3 or any other property insurance applicable to the Work, except such rights as they may have to the proceeds of such insurance held by the Owner as trustee. The Owner or Contractor, as appropriate, shall require of, separate Contractors, subcontractors and Sub-subcontractors by appropriate agreements, written where legally required for validity, similar waivers each in favor of all other parties enumerated herein. The policies shall provide such waivers of subrogation by endorsement or otherwise. A waiver of subrogation shall be effective as to a person or entity even though that person or entity would otherwise have a duty of indemnification, contractual or otherwise, did not pay the insurance premium directly or indirectly, and whether or not the person or entity had an insurable interest in the property damaged.
11.3.7 If required in writing by any party in interest, the Owner as trustee shall, upon the occurrence of an insured loss, give bond for the proper performance of its duties. He shall deposit in a separate account any money so received, and he shall distribute it in accordance with such agreement as the parties in interest may reach. If, after such loss, no other special agreement is made, replacement of damaged work shall be covered by an appropriate Change Order.
11.3.8 The Owner as trustee shall have power to adjust and settle any loss with the insurers unless one of the parties in interest shall object in writing within five days after the occurrence of loss to the Owner’s exercise of this power. The Owner as trustee shall, in that case, make settlement with the insurers in accordance with the agreement of the parties.
11.3.9 If the Owner finds it necessary to occupy or use a portion or portions of the Work prior to Substantial Completion thereof, such occupancy shall not commence prior to a time mutually agreed to by the Owner and Contractor and to which the insurance company or companies providing the property insurance have consented by endorsement to the

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policy or policies. This insurance shall not be cancelled or lapsed on account of such partial occupancy. Consent of Contractor and of the insurance company or companies to such occupancy or use shall not be unreasonably withheld.
11.3.10 If during the Project construction period the Owner insures properties, real or personal or both, at or adjacent to the site by property insurance under policies separate from those insuring the Project, or if after final payment property insurance is to be provided on the completed Project through a policy or policies other than those insuring the Project during the construction period, the Owner shall waive all rights for damages caused by fire or other causes of loss covered by this separate property insurance. All separate policies shall provide this waiver of subrogation by endorsement or otherwise.
11.4 LOSS OF USE INSURANCE
11.4.1 The Owner shall purchase and maintain such insurance as is necessary to insure Owner against loss of use of Owner’s property due to fire or other hazards, however caused. The Owner hereby waives all rights of action against Contractor for loss of use of Owner’s property, including consequential damages due to fire or other hazards however caused.
ARTICLE 12
CHANGES IN THE WORK
12.1 CHANGE ORDERS
12.1.1 A Change Order is a written order to Contractor signed by Contractor and Owner, issued after the execution of the Contract, authorizing a Change in the Work or an adjustment in the Contract Sum or the Contract Time. The Contract Sum and the Contract Time may be changed only by Change Order.
12.1.2 The Owner, without invalidating the Contract, may request Changes in the Work within the general scope of the Contract consisting of additions, deletions or other revisions, the Contract Sum and the Contract Time being adjusted accordingly. All such Changes in the Work shall be authorized by Change Order, and shall be executed under the applicable conditions of the Contract. If any such Change in the Work requires design services by Architect and Structural Engineer, or if any proposed Change in the Work is initiated or requested by the Owner and requires design services by Architect, whether or not such proposed Change results in a Change in the Work, the Owner shall compensate the Architect and Structural Engineer for such services, such compensation to be in addition to that specified in the Agreement of this Contract.
12.1.3 The cost or credit to the Owner resulting from a change in the Work shall be determined in one or more of the following ways:
.1	by mutual acceptance of a lump sum properly itemized;

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.2	by unit prices stated in the Contract Documents or subsequently agreed upon;

.3	if the Owner and Contractor cannot agree on any of the above, then the method provided in subparagraph 12.1.4 shall be followed.
12.1.4 If none of the methods set forth in Clauses 12.1.3.1 or 12.1.3.2 is agreed upon, Contractor, provided it receives a written order signed by the Owner and the Architect, shall promptly proceed with the Work involved. The cost of such Work shall then be determined Contractor and approved by the Owner on the basis of the reason-able expenditures and savings of those performing the Work attributable to the Change, including, in the case of an increase in the Contract Sum, the following:
.1	for subcontractors, the increase shall be based upon the cost of labor (including Social Security, insurance and welfare contributions), materials, equipment rentals, and there shall be added to these costs a fixed fee of fifteen percent (15%). This fixed fee shall be full compensation to cover the cost of supervision (job and office), all overhead, bond, profit and any other expenses, including all costs resulting from additional time, if any, required to complete the Subcontract.

.2	for Contractor, the increase shall be based upon the cost of the following items.
               .1 the cost of all materials required by the change;
               .2 the cost of all labor required by the change (including all fringes, payroll taxes and insurance);
               .3 the cost of all equipment rentals;
               .4 the cost of all portions of the Work performed by subcontractors;
               .5 the cost of field overhead attributable to this change;
               .6 a fixed fee of 15% of the total of .1, .2, .3, .4, and .5 above, which shall be the compensation to CONTRACTOR to cover the cost of hand tools, home office overhead, other expenses and profit; and,
               .7 the cost of Architectural and Engineering services, if required, resulting from this change per Paragraph 12.1.2.
In such case, Contractor shall keep and present an itemized accounting together with appropriate supporting data, for inclusion in a Change Order. Unless otherwise provided in the Contract Documents, cost shall be limited to the following: Cost of materials, including sales tax and cost of delivery; cost of labor, including Social Security, old age and unemployment insurance, and fringe benefits required by agreement or custom; Workers’ or Workmen’s Compensation insurance; bond premiums; rental value of equipment and machinery; and the additional costs of supervision and field office personnel directly attributable to the change. Pending final determination of cost to the Owner, payments on account shall be made on the Application of Payment. The amount of credit to be allowed by Contractor to the Owner for any deletion or change which results in a net decrease in the Contract Sum will be the amount of the actual net cost as confirmed by the Owner. When both additions and credits covering related

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Work or substitutions are involved in any one change, the allowance for overhead and profit shall be figured on the basis of the net increase, if any, with respect to that change.
12.1.5 If unit prices are stated in the Contract Documents or subsequently agreed upon, and if the quantities originally contemplated are so changed in a proposed Change Order that application of the agreed unit prices to the quantities of Work proposed will cause substantial inequity to the Owner or CONTRACTOR, the applicable unit prices shall be equitably adjusted.
12.2 CONCEALED CONDITIONS
12.2.1 Claims for Concealed or Unknown Conditions. If conditions are encountered at the site which are (1) subsurface or otherwise concealed physical conditions which differ materially from those indicated in the Contract Documents or (2) unknown physical conditions of an unusual nature, which differ materially from those ordinarily found to exist and generally recognized as inherent in construction activities of the character provided for in the Contract Documents, then notice by the observing party shall be given to the other party promptly before conditions are disturbed and in no event later than 14 days after first observance of the conditions. If the conditions encountered are materially different, the Contract Sum and Contract Time shall be equitably adjusted, but if the Owner and Contractor cannot agree on an adjustment in the Contract Sum or Contract Time, the matter shall be considered a Claim and be resolved in accordance with this Agreement.
12.2.2 The Owner and Contractor acknowledge and agree that while asbestos may be present in the existing structure, if any, the Contract Documents do not require Contractor to identify or remove any asbestos unless a Modification to the Contract is agreed to by the Owner, Contractor.
12.3 CLAIMS FOR ADDITIONAL COST
12.3.1 Any claim for an increase in the Contract Sum shall be made in writing to the Owner within forty-five (45) days after the occurrence of the event giving rise to such claim except where the event for which the claim is made is delay, then within forty-five (45) days of the event ending the delay. Such notice of claim shall be given before proceeding to execute the Work, except (1) in an emergency endangering life or property, in which case the Work shall proceed in accordance with Subparagraph 10.3.1, or (2) in the case of a claim for delay which is cause for the Contract Time to be extended pursuant to Subparagraph 8.3.1. No claim shall be valid unless the notice provided herein is given. Any increases in the Contract Sum resulting from a claim made in accordance with this paragraph shall be made by written Change Order.
12.3.2 Any claim for additional costs because of (1) any interpretation issued pursuant to Subparagraph 2.2.8; (2) any order by the Owner to stop work pursuant to Paragraph 3.3; (3) any written order for a minor change in the work issued pursuant to Paragraph 12.4; or (4) any delay which is cause for the Contract Time to be extended pursuant to Subparagraph 8.3.1; shall be made in accordance with Subparagraph 12.3.1.

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12.4 MINOR CHANGES IN THE WORK
12.4.1 The Architect will have authority to order minor changes in the Work not involving an adjustment in the Contract Sum or an extension of the Contract Time and not inconsistent with the intent of the Contract Documents.
ARTICLE 13
UNCOVERING AND CORRECTION OF WORK
13.1 UNCOVERING OF WORK
13.1.1 If any portion of the Work should be covered contrary to the request of the Owner’s Construction Inspector or to requirements specifically expressed in the Contract Documents, it must, if required in writing by either party, be uncovered for its observation and shall be replaced at Contractor’s expense.
13.1.2 If any other Work has been covered which the Owner’s Construction Inspector has not specifically requested to observe prior to being covered, the Owner’s Construction Inspector may request to see such Work and it shall be uncovered by Contractor. If such Work be found in substantial conformance with the Contract Documents, the cost of uncovering and replacement shall, by appropriate Change Order, be charged to the Owner. If such Work be found not in substantial conformance with the Contract Documents, Contractor shall pay such costs unless it be found that this condition was caused by a separate Contractor employed as provided in Article 6, and in that event the Owner shall be responsible for the payment of such costs.
13.2 Correction of Work
13.2.1 Contractor shall promptly correct all Work rejected as failing to substantially conform to the Contract Documents that is observed before Substantial Completion and whether or not fabricated, installed or completed. Contractor shall bear all costs of correcting such rejected Work.
13.2.2 If, within one year after the Date of Substantial Completion or within such longer period of time as may be prescribed by law or by the terms of any applicable special guarantee required by the Contract Documents, any of the Work is found to be defective or not in substantial conformance with the Contract, Contractor shall correct it promptly after receipt of a written notice from the Owner to do so unless the Owner has previously given Contractor a written acceptance of such Work. The Owner shall give such notice promptly after discovery of the defect or substantial nonconformance. During the one-year period for correction of Work, if the Owner fails to notify the Contractor and give the Contractor an opportunity to make the correction, the Owner waives the rights to require correction by the Contractor.

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13.2.3 All such defective or substantially non-conforming Work under Subparagraphs 13.2.1 and 13.2.2 shall be removed from the site if necessary, and the Work shall be corrected to comply with the Contract without cost to the Owner.
13.2.4 Contractor shall bear the cost of making good all work of separate Contractors destroyed or damaged by such removal or correction.
13.2.5 If Contractor does not remove such defective or substantially non-conforming Work within a reasonable time fixed by written notice from the Owner, the Owner may remove it and may store the materials or equipment at the expense of Contractor. If Contractor does not pay the cost of such removal and storage within ten days thereafter, the Owner may upon ten (10) additional days written notice sell such Work at auction or at private sale and shall account for the net proceeds thereof, after deducting all the costs that should have been borne by Contractor, including compensation for additional architectural services. If such proceeds of sale do not cover all costs which Contractor should have borne, the difference shall be charged to Contractor and an appropriate Change Order shall be issued. If the payments then or thereafter due Contractor are not sufficient to cover such amount, Contractor shall pay the difference to the Owner.
13.2.6 If Contractor fails to correct such defective or substantially non-conforming Work, the Owner may correct it in accordance with Paragraph 3.4.
13.2.7 Nothing contained in this Paragraph 13.2 shall be construed to establish a period of limitation with respect to any other obligation which Contractor might have under the Contract Documents, including Paragraph 4.5 hereof. The establishment of the time period of one year after the Date of Substantial Completion or such longer period of time as may be prescribed by law or by the terms of any warranty required by the Contract Documents relates only to the specific obligation of Contractor to correct the Work, and has no relationship to the time within which its obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish Contractor’s liability with respect to its obligations other than specifically to correct the Work.
13.3 ACCEPTANCE OF DEFECTIVE OR NON-CONFORMING WORK
13.3.1 If the Owner prefers to accept defective or non-conforming Work, he may do so instead of requiring its removal and correction, in which case a Change Order will be issued to reflect a reduction in the Contract Sum where appropriate and equitable. Such adjustment shall be effected whether or not final payment has been made.
ARTICLE 14
TERMINATION OF CONTRACT
14.1 TERMINATION BY CONTRACTOR
14.1.1 If the Work is stopped for a period of thirty (30) days under an order of any court or other public authority claiming jurisdiction, or as a result of an act of government, such as declaration of national emergency

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making materials unavailable, through no act or fault of Contractor or a subcontractor or their agents or employees or any other persons performing any of the Work under a contract with Contractor or if the Work should be stopped for a period of thirty (30) days by Contractor for the Owner’s failure to make payment as provided in Paragraph 9.7.1, or if the Contract shall be suspended for thirty (30) days for the Owner’s failure to provide satisfactory evidence of financing or funding as provided in Subparagraph 9.7.2, then Contractor may, upon seven (7) days written notice to the Owner, terminate the contract and recover from the Owner payment for all Work executed and for any proven loss sustained upon any materials, equipment, tools, construction equipment and machinery including reasonable profit, overhead and damages, including without limitation, overhead and profit on the Work not executed.
14.2 TERMINATION BY THE OWNER
14.2.1 If Contractor is adjudged a bankrupt, or if it makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, or if it persistently or repeatedly refuses or fails, except in cases for which extension of time is provided, to supply enough properly skilled workmen or proper materials, or if it fails to make prompt payment to Subcontractors or for materials or labor, or persistently disregards laws, ordinances, rules, regulations or orders of any public authority having jurisdiction, or otherwise is guilty of a substantial violation of a provision of the Contract Documents, then the Owner, upon certification by the Owner’s Construction Inspector that sufficient cause exists to justify such action, may, without prejudice to any right or remedy and after giving Contractor and its surety, if any, seven (7) days written notice, terminate the employment of Contractor and take possession of the site and of all materials, equipment, tools, construction equipment and machinery thereon owned by Contractor and may finish the Work by whatever method he may deem expedient. In such case Contractor shall not be entitled to receive any further payment until the Work is finished.
14.2.2 If the unpaid balance of the Contract Sum exceeds the costs of finishing the Work, such excess shall be paid to Contractor. If such costs exceed the unpaid balance, Contractor shall pay the difference to the Owner. The amount to be paid to Contractor or to the Owner, as the case may be, in the manner provided in Paragraph 9.4, and this obligation for payment shall survive the termination of the Contract.

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ARTICLE 15
RESOLUTION OF CLAIMS
15.1 MECHANIC’S LIENS
If a Claim relates to or is the subject of a mechanic’s lien, the party asserting such Claim may proceed in accordance with applicable law to comply with the lien notice or filing deadlines prior to resolution of the Claim, by mediation or by arbitration.
15.2 MEDIATION
15.2.1 Any Claim arising out of or related to the Contract, except those waived and barred elsewhere in the Contract as shall be subject to mediation as a condition precedent to arbitration or the institution of legal or equitable proceedings by either party.
15.2.2 The parties shall endeavor to resolve their Claims by mediation in good faith, which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Mediation Rules of the American Arbitration Association. If the parties cannot agree upon a mediator, the parties will apply to either the American Arbitration Association for appointment of a mediator in accordance with that organization’s rules. Requests for mediation shall be in writing with the other party. The request may be made concurrently with the filing of a demand for arbitration but, in such event, mediation shall proceed in advance of arbitration or legal or equitable proceedings, which shall be stayed pending mediation for a period of 120 days from the date of filing, unless stayed for a longer period by agreement of the parties or court order.
15.2.3 The parties shall share equally the mediator’s fee and any filing fees. The mediation shall be held in St. Louis County, Missouri, unless another location is mutually agreed upon. Agreements reached in mediation shall be enforceable as settlement agreements in any court having jurisdiction thereof.
15.3 ARBITRATION
15.3.1 Any controversy or Claim arising out of or related to the Contract, or the breach thereof, except those waived and barred elsewhere in the Contract, which are not resolved by mediation, shall be settled by binding arbitration and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be held within St. Louis County, Missouri, unless another location is mutually agreed upon. Prior to arbitration, the parties shall endeavor to resolve disputes by mediation in accordance with the provisions of Article 15.
15.3.2 Claims not resolved by mediation shall be decided by arbitration which, unless the parties mutually agree otherwise, shall be in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association currently in effect. The demand for arbitration shall be filed in writing with the other party to the Contract and with the

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American Arbitration Association, and a copy shall be filed with the Architect.
15.3.3 A demand for arbitration shall be made within a reasonable time after the Claim has arisen, and in no event shall it be made after the date when institution of legal or equitable proceedings based on such Claim would be barred by the applicable statute of limitations.
15.3.4 Either party may demand production of documents from the other in advance of the arbitration and the party from whom the documents are requested shall produce the documents requested within thirty (30) days of the request, or such other date as the parties may agree. Other discovery may be permitted in the discretion of the arbitrator, upon a showing of good cause. All disputes regarding discovery shall be decided by the arbitrator. The arbitration award shall be made under and in accordance with the laws of the State of Illinois, supported by substantial evidence, and shall be in writing. The foregoing agreement to arbitrate and other agreements to arbitrate with an additional person or entity duly consented to by parties to the Agreement shall be specifically enforceable under applicable law in any court having jurisdiction thereof.
15.3.5 Claims and Timely Assertion of Claims. The party filing a notice of demand for arbitration must assert in the demand all Claims then known to that party on which arbitration is permitted to be demanded.
15.3.6 Judgment on Final Award. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.
ARTICLE 16
HAZARDOUS MATERIALS
16.1 HAZARDOUS MATERIALS
16.1.1 If reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos, lead paint or polychlorinated biphenyl (PCB), encountered on the site by the Contractor, the Contractor shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner in writing. If Contractor discovers any unknown or previously undiscovered or undisclosed potentially hazardous or toxic materials, he shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner in writing.
16.1.2 The Owner shall obtain the services of a licensed laboratory to verify the presence or absence of the material or substance reported by the Contractor and, in the event such material or substance is found to be present, to verify that it has been rendered harmless. Unless otherwise required by the Contract Documents, the Owner shall furnish in writing to the Contractor the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of

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such material or substance. The Contractor will promptly reply to the Owner in writing stating whether or not either has reasonable objection to the persons or entities proposed by the Owner. If the Contractor has an objection to a person or entity proposed by the Owner, the Owner shall propose another to whom the Contractor has no reasonable objection. When the material or substance has been rendered harmless, Work in the affected area shall resume upon written agreement of the Owner and Contractor. The Contract Time shall be extended appropriately and the Contract Sum shall be increased in the amount of the Contractor’s reasonable additional costs of shut-down, delay and start-up, which adjustments shall be accomplished as provided in Article 12.
16.1.3 To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Contractor, Subcontractors, Architect, Architect’s consultants and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of or resulting from performance of the Work in the affected area if in fact the material or substance presents the risk of bodily injury or death as described in Section 10.3.1, the material or substance was present on the project site prior to Contractor commencing work, and the material or substance has not been rendered harmless, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) but only to the extent that such damage, loss or expense is not due to the negligence of a party seeking indemnity.
16.1.4 The Owner shall not be responsible under Section 10.3 for materials and substances brought to the site by the Contractor or Subcontractor.

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GENERAL CONDITIONS OF THE CONTRACT
FOR CONSTRUCTION
TABLE OF ARTICLES

1.	Contract Documents

2.	Architect

3.	Owner

4.	Contractor

5.	Subcontractors

6.	Work by Owner or by Separate Contractors

7.	Miscellaneous Provisions

8.	Time

9.	Payments and Completion

10.	Protection of Persons and Property

11.	Insurance

12.	Changes in the Work

13.	Uncovering and Correction of Work

14.	Termination of Contract

15.	Resolution of Claims

16.	Hazardous Materials

Clayco/Financial Services	GENERAL CONDITIONS	TABLE OF ARTICLES